BLAKE DAWSON WALDRON
L A W Y E R S

Deed of Release

pSivida Limited

ACN 009 232 026

Aymon Pacific Pty Ltd

ACN 065 198 316

Viaticus Capital Pty Ltd

ACN 094 512 973

Gavin Rezos

Level 32, Exchange Plaza 2 The Esplanade Perth WA 6000 Telephone: 08 9366 8000 Fax: 08 9366 8111	17 August 2006 Ref: DFP STJL 09 1395 3581

© Blake Dawson Waldron 2006

CONTENTS

1.	INTERPRETATION	2
2.	TERMINATION OF ARRANGEMENT AND RESIGNATION FROM OFFICES	3
3.	PROVISION OF BENEFITS TO AYMON PACIFIC	4
4.	OPTIONS	4
5.	RELEASES RELATING TO THE OFFICES	5
6.	RELEASES RELATING TO ARRANGEMENT AND TERMINATION	5
7.	RETURNING PROPERTY	6
8.	CONFIDENTIAL INFORMATION AND CONTINUING OBLIGATIONS	6
9.	BAR TO PROCEEDINGS	6
10.	ACKNOWLEDGEMENTS BY AYMON PACIFIC AND REZOS	6
11.	KEEPING THIS DOCUMENT CONFIDENTIAL	6
12.	BENEFIT OF THIS DOCUMENT	7
13.	AMENDMENT	7
14.	GENERAL	7

DEED OF RELEASE

DEED made August 2006

PARTIES

pSivida Limited ACN 009 232 026 of Level 12, BGC Centre, 28 The Esplanade, Perth, Western Australia 6000 (pSivida)

Aymon Pacific Pty Ltd ACN 065 198 135 of Level 12, BGC Centre, 28 The Esplanade, Perth WA 6000 (Aymon Pacific)

Viaticus Capital Pty Ltd ACN 094 512 973 of Level 12, BGC Centre, 28 The Esplanade, Perth WA 6000 (Viaticus Capital)

Gavin Rezos of 9 Renown Avenue, Claremont, WA 6011 (Rezos)

RECITALS

A.	Rezos was appointed to the position of managing director of pSivida Limited based in Perth, Western Australia pursuant to an arrangement whereby:

(a)	Rezos is the nominated individual who provides management services to pSivida, formerly on behalf of Aymon Pacfic, and subsequently on behalf of Viaticus Capital pursuant to a consultancy agreement;

(b)	Rezos is a director of pSivida for which he receives a fee (the Arrangement).

B.	Rezos is a member of the boards of pSivida, pSivida Inc, pSiMedica Limited, sPiOncology Limited and pSiNutria Limited (the Offices).

C.	Rezos is a non-executive director of AION Diagnostics Inc and AION Diagnostics Limited (collectively, AION).

D.
The Arrangement will terminate on 31 July 2006 because Rezos can no longer provide services in the position of managing director for personal family reasons on the basis that the role requires a majority of time to be spent outside Australia at locations where pSivida’s facilities, majority of staff, business partners and larger institutional shareholders are located (the Termination).

E.	pSivida accepts the Termination.

F.	Rezos will resign from the Offices on or before the Termination.

G.	Rezos will provide consultancy services to pSivida for a period of up to 6 months following the Termination.

H.	Rezos will continue to serve as non-executive director of AION as pSivida's nominee and at the pleasure of the Board of Directors of pSivida (the Board).

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definition applies in this document.

Aymon Pacific means each of Aymon Pacific Pty Ltd and Viaticus Capital Pty Ltd and their respective officers, employees and agents and any entity that is connected with either Aymon Pacific Pty Ltd or Viaticus Capital Pty Ltd by a common interest in an economic enterprise, for example, a related body corporate (as that term is defined by the Corporations Act 2001 (Cth)) or a joint venture partner.

Group means pSivida Limited and its officers, employees and agents and any entity that is connected with pSivida by a common interest in an economic enterprise, for example, a related body corporate (as that term is defined by the Corporations Act 2001 (Cth)) or a joint venture partner, including:

(a)	pSivida Inc;

(b)	pSiMedica Limited;

(c)	sPiOncology Limited;

(d)	pSiNutria Limited;

(e)	AION Diagnostics Limited; and

(f)	AION Diagnostics Inc;

and each of their respective officers, employees and agents.

1.2	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(ii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iii)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(iv)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	A reference to Group includes any member of the Group.

1.3	Multiple parties

If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party:

(a)	an obligation of those persons is joint and several;

(b)	a right of those persons is held by each of them severally; and

(c)	any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

2.	Termination of ARRANGEMENT and RESIGNATION FROM OFFICES

2.1	Aymon Pacific, Rezos and pSivida agree to terminate the Arrangement, with effect 31 July 2006.

2.2	Rezos will provide services to pSivida in accordance with a new consultancy agreement commencing 1 August 2006, the essential terms of which will include:

(a)	a six month fixed term;

(b)	a contract fee, the total cost of which to pSivida will not exceed A$329,000 (exclusive of GST); and

(c)
for so long as pSivida maintains a Perth office, whether during the term of the consultancy agreement or thereafter, pSivida will provide Rezos with use of a laptop computer, desktop computer, office, car space and secretarial services (subject to pSivida executives being given preference over Rezos in relation to the provision of secretarial services).

2.3
Prior to, or immediately upon execution of this document, Rezos will resign from all directorships, offices and positions that Rezos holds in the Group (with the sole exception of his positions as non-executive director of AION Diagnostics Inc and AION Diagnostics Limited) or in any external organisation in connection with the Arrangement and the

Offices and will execute all documents and do all things necessary to effect these resignations.

2.4
If Rezos does not immediately resign from all directorships, offices and positions, Rezos authorises pSivida (or any persons authorised by pSivida) to do all things and execute all documents necessary on behalf of Rezos to effect these resignations.

2.5
Rezos agrees to execute all documents and do all things necessary to resign from his position as non-executive director of AION Diagnostics Inc and AION Diagnostics Limited immediately upon receipt of a direction to do so from the Board.

3.	PROVISION OF BENEFITS TO AYMON PACIFIC

3.1
pSivida will pay to Aymon Pacific the amount of A$39,000 (gross) being the balance of all outstanding monies (fees and agreed nominal annual leave) payable up to 1 August 2006 in relation to the Arrangement (Payment).

3.2	pSivida will withhold from the Payment all amounts necessary for pSivida to comply with pSivida's taxation obligations under Australian taxation legislation.

3.3	Aymon Pacific will provide pSivida a copy of this document properly executed by Aymon Pacific and Rezos in exchange for the Payment.

3.4	Aymon Pacific and Rezos agree that the Payment and the consultancy agreement referred to in clause 2.2 of this document:

(a)
include full compensation in lieu of any amount that pSivida or the Group owes Aymon Pacific or Rezos under any contract or arrangement, including any contract of employment or otherwise, whether for fees, salary, wages, bonus payments, options or other remuneration, leave entitlements, payment in lieu of notice, severance pay, or anything else connected with the Arrangement, the Offices and the Termination;

(b)	but does not include any payment with respect to the options referred to under clause 4.

4.	Options

To the extent permissible by law:

(a)
all options in pSivida held by or on behalf of Rezos at the date of the Termination will continue to vest until 31 January 2007 in accordance with any relevant rules or plan that applied in relation to the issue of such options;

(b)	Rezos will automatically forfeit all unvested options in pSivida on 1 February 2007;

(c)
each option in pSivida held by or on behalf of Rezos that has vested before 1 February 2007 will remain exercisable for the duration of the option subject to its terms of grant and in accordance with the terms of any relevant rules or plan that apply in relation to the issue and/or exercise of such options notwithstanding Rezos is no longer a director of pSivida or contractor to pSivida; and

(d)	pSivida will procure the same treatment as set out above for the options in AION Diagnostics Inc and AION Diagnostics Limited held by or on behalf of Rezos.

5.	RELEASES RELATING TO THE OFFICES

5.1
Rezos releases each member of the Group from all claims and liability arising, directly or indirectly, out of the Offices and Rezos' resignation from the Offices. This release covers all claims and liability, however described and however arising, including all claims and liability under legislation. It covers claims by, and liability to, anyone who claims through any party. It covers claims and liability that arise in the future. It covers all claims whether or not such claims are presently within the contemplation of any party and whether or not the facts or law giving rise to any such claim are presently within the belief or knowledge of any party.

5.2
The Group releases Rezos from all claims and liability arising directly or indirectly out of the Offices and Rezos' resignation from the Offices. This release covers all claims and liability, however described and however arising, including all claims and liability under legislation. It covers claims by, and liability to, anyone who claims through any party. It covers claims and liability that arise in the future. However, it does not cover any claims where the facts are not within the knowledge of the Board as at the date of this document.

6.	RELEASES RELATING TO ARRANGEMENT and Termination

6.1
This document and the consultancy agreement referred to in clause 2.2 of this document fully satisfy the rights that Aymon Pacific and Rezos, and anyone who claims through Aymon Pacific, Rezos or both of them, has or may have against the Group arising directly or indirectly out of the Arrangement and the Termination.

6.2
Aymon Pacific and Rezos release each member of the Group from all claims and liability arising directly or indirectly out of the Arrangement and the Termination save for claims for the contract fee and pre approved documented and accepted expenses under the consultancy agreement referred to in clause 2.2 of this document.

6.3
This release covers all claims and liability, however described and however arising, including all claims and liability under legislation. It covers claims by, and liability to, anyone who claims through Aymon Pacific, Rezos or both of them. It covers claims and liability that arise in the future. It covers all claims whether or not such claims are presently within the contemplation of any party and whether or not the facts or law giving rise to any such claim are presently within the belief or knowledge of any party.

6.4	This release:

(a)
includes (but is not limited to) all claims and liability under the Workplace Relations Act 1996 (Cth), Industrial Relations Act 1979 (WA), Minimum Conditions of Employment Act 1993 (WA), Trade Practices Act 1974 (Cth), Fair Trading Act 1987 (WA), anti-discrimination legislation, or for breach of contract or any common law or equitable claim; but

(b)	does not apply to any claim or liability in respect of workers' compensation under applicable legislation.

6.5
Notwithstanding the provisions of this clause 6, nothing in this clause 6 shall operate to negate any existing obligations of any member of the Group to indemnify and to keep indemnified Rezos or Aymon Pacific in relation to any claim made against Rezos or Aymon Pacific arising out of the lawful and reasonable discharge by Rezos of his duties in connection with the Offices and the Arrangement.

7.	RETURNING PROPERTY

7.1
Prior to, or immediately upon execution of this document, and except as the continued possession of such property is directly relevant to the performance of work by Rezos for pSivida under the new consultancy agreement, Aymon Pacific and Rezos must return to pSivida:

(a)	all property belonging to the Group or its customers or clients (for example, cards, keys, equipment and materials) that Aymon Pacific or Rezos has, or should have and can reasonably obtain; and

(b)	all material that Aymon Pacific or Rezos has, or should have and can reasonably obtain, that contains confidential information relating to the Group's business, organisation or affairs.

7.2	In this clause, material includes anything on which information is recorded, for example, documents, computer disks and computer records.

8.	CONFIDENTIAL INFORMATION AND CONTINUING OBLIGATIONS

Aymon Pacific and Rezos remain under an ongoing duty not to use or disclose any confidential information belonging to the Group.

9.	BAR TO PROCEEDINGS

9.1
Each member of the Group may use this document, including as a bar, against Aymon Pacific, Rezos or both of them in any court or other proceedings brought by Aymon Pacific, Rezos or both of them (or anyone who claims through Aymon Pacific or Rezos).

9.2
Aymon Pacific, Rezos or both of them may use this document, including, to the extent provided by this document, as a bar, against each member of the Group in any court or other proceedings brought by any member of the Group.

10.	ACKNOWLEDGEMENTS BY Aymon Pacific and Rezos

Aymon Pacific and Rezos acknowledge and agree that:

(a)	Aymon Pacific and Rezos have had a reasonable opportunity to obtain legal advice about this document; and

(b)	the terms of this document are fair and reasonable.

11.	KEEPING THIS DOCUMENT CONFIDENTIAL

11.1	The wording of an appropriate announcement regarding the Termination has been agreed between pSivida and Rezos.

11.2
Other than in accordance with the announcement referred to in clause 11.1, Aymon Pacific and Rezos must not disclose the content of this document or any discussions and correspondence relating to the negotiation of this document, unless pSivida first agrees in writing.

11.3
Clause 11.2 does not prevent Aymon Pacific or Rezos disclosing information to Aymon Pacific's or Rezos' lawyer or accountant, respectively, on a confidential basis or where the law says information must be disclosed (for example, in a tax return).

12.	BENEFIT OF THIS DOCUMENT

pSivida has the benefit of this document for itself and also in trust for each member of the Group and each of its officers, employees and agents, any of whom may independently enforce it against Aymon Pacific, Rezos or both of them.

13.	AMENDMENT

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

14.	GENERAL

14.1	Governing law

(a)	This document is governed by the law in force in Western Australia.

(b)
Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Western Australia, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.

14.2	Costs

Each party agrees to pay its own costs of and incidental to this document.

14.3	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this document.

14.4	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising the right) operates as a waiver of the right or otherwise prevents the exercise of the right; and

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

14.5	Operation of this document

(a)
This document and the consultancy agreement referred to in clause 2.2 of this document contain the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

(b)
Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

14.6	Counterparts

This document may be executed in counterparts.

EXECUTED as a Deed.

EXECUTED by pSivida Limited ACN 009 232 026:

/s/ Roger Brimblecombe	/s/ Aaron Finlay
Signature of director	Signature of director/secretary

Roger Brimblecombe	Aaron Finlay
Name	Name

EXECUTED by Aymon Pacific Pty Ltd, by its sole director and sole company secretary:	/s/ Gavin Rezos
Signature of sole director and sole company secretary

Mr. Gavin Rezos
Name

EXECUTED by Viaticus Capital Pty Ltd, by its sole director and sole company secretary:	/s/ Gavin Rezos
Signature of sole director and sole company secretary

Mr. Gavin Rezos
Name

SIGNED, SEALED and DELIVERED by Gavin Rezos in the presence of:	/s/ Gavin Rezos
Gavin Rezos
/s/ Tara Benthien
Signature of witness

Tara Benthien
Name